Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Full Year 2021 Financial Results
Full Year 2021 Average Unit Volume Growth of 11.3% vs. 2019
Reiterates Unit Growth Target of 8% in 2022 and 10% Annually Thereafter

BROOMFIELD, Colo., February 23, 2022 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced financial results for the fourth quarter and fiscal year ended December 28, 2021, and provided an updated business outlook and accelerated growth objectives.
Key highlights for fiscal year 2021 compared to fiscal year 2020 include:
•Total revenue increased 20.7% to $475.2 million from $393.7 million.
•Comparable restaurant sales increased 22.1% system-wide, including an increase of 21.3% for company-owned restaurants and an increase of 27.1% for franchise restaurants.
•Company average unit volumes of $1.30 million represented a 22.2% increase versus 2020 and an 11.3% increase versus 2019.
•Digital sales grew 20.0% and accounted for 56.6% of sales.
•Net income was $3.7 million, or $0.08 per diluted share, compared to a net loss of $23.3 million, or $0.53 loss per diluted share.
•Operating margin was 1.2% compared to an operating margin of (5.1)%.
•Adjusted net income(1) was $7.8 million, or $0.17 per diluted share, compared to an adjusted net loss of $17.8 million, or $0.40 loss per diluted share.
•Restaurant contribution margin increased 400 basis points to 15.9%.
•Adjusted EBITDA increased 232.5% to $38.1 million from $11.5 million.
•Six new company-owned restaurants opened in 2021.

Key highlights for the fourth quarter of 2021 compared to the same quarter of 2020 include:

•Total revenue increased 7.1% to $114.8 million from $107.2 million.
•Comparable restaurant sales increased 11.2% system-wide, including an increase of 9.5% for company-owned restaurants and an increase of 20.8% for franchise restaurants.
•Company average unit volumes of $1.31 million represented a 14.1% increase compared to the fourth quarter of 2020 and a 10.8% increase versus the fourth quarter of 2019.
•Digital sales grew 1.0% and accounted for 57.3% of sales.
•Net loss was $4.7 million, or $0.10 loss per diluted share, compared to a net loss of $3.8 million, or $0.09 loss per diluted share.
•Operating margin was (3.8)% compared to an operating margin of (3.1)%.
•Adjusted net loss was $2.5 million, or $0.05 loss per diluted share, compared to adjusted net loss of $2.3 million, or $0.05 loss per diluted share.
•Restaurant contribution margin decreased 120 basis points to 12.4%.
•Adjusted EBITDA decreased 7.3% to $4.9 million from $5.3 million.
_____________________
(1)    Restaurant contribution margin, EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP measures. Reconciliations of operating income (loss) to restaurant contribution margin, net income (loss) to EBITDA and adjusted EBITDA, and net income (loss) to adjusted net income (loss) are included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Dave Boennighausen, Chief Executive Officer of Noodles & Company remarked, “During 2021, Noodles & Company made significant progress in positioning the brand to meet and surpass our accelerated growth objectives, evidenced by full year average unit volume growth of 11.3% relative to 2019 and continued strength in our new restaurant performance. While underlying business fundamentals remained strong, fourth quarter results were impacted by staffing challenges, as well as the surge of the Delta COVID-19 variant in the upper midwest and rocky mountain regions, which contain a majority of our operations, particularly during November and into early December. We estimate that the temporary closures and reduced operating hours associated with the Delta variant impacted our revenue by approximately $8.0 million during the fourth quarter. Importantly, as staffing improved and the Delta variant declined, system-wide comparable restaurant sales increased throughout the quarter, from 6.8% in October to 11.9% in November and 14.7% in December.”
Boennighausen continued, “Looking forward to 2022 and beyond, we are as convinced as ever in the Company’s ability to be a premier growth story in the restaurant industry. We do expect near term pressures in the first quarter due to the Omicron variant, as well as during the first half of the year due to commodity inflation, but we are confident we will successfully navigate this environment and rapidly return to the AUV and margin expansion we saw during the majority of 2021. This belief is bolstered by the strength of our strategic initiatives and our pricing power, with the majority of our dishes having entry points of approximately $7.00.”

Boennighausen concluded, “With our continued confidence in the underlying fundamentals of the brand, momentum in our franchise sales program, evidenced by the recently announced franchise agreement in California, and strong new restaurant performance, we are revising our accelerated growth objectives that were introduced in early 2021. We are increasing our AUV target to $1.5 million and reiterating our goal of 20% contribution margins by 2024. These targets are coupled with forecasted 10% annual unit growth beginning in 2023, and a target of 8% unit growth in 2022, inclusive of seven restaurants anticipated to open during the first quarter of 2022.”
Fiscal Year Ended 2021 Financial Results
Total revenue increased $81.5 million in 2021, or 20.7%, to $475.2 million, compared to $393.7 million in 2020. This increase was due to an increase in traffic and average unit growth related to the overlapping of the initial impact of the COVID-19 pandemic.
In 2021, comparable restaurant sales increased 22.1% system-wide, including a 21.3% increase for company-owned restaurants and a 27.1% increase for franchise restaurants. Company average unit volumes (“AUVs”) increased 22.2% to $1.3 million in 2021 compared to $1.1 million in 2020.
Six new company-owned restaurants opened in 2021. The Company had 448 restaurants at the end of 2021, comprised of 372 company-owned and 76 franchise restaurants.
Restaurant contribution margin increased to 15.9% in 2021 compared to 11.9% in 2020. This increase was primarily due to leverage on higher AUV’s, partially offset by increased third-party delivery fees associated with higher delivery revenues as well as staffing and marketing investments.
In 2021, the Company reported net income of $3.7 million, or $0.08 per diluted share, compared to a net loss of $23.3 million, or $0.53 loss per diluted share in 2020. This includes $3.4 million of impairment charges related to six restaurants, including the $0.5 million write down of assets held for sale. Adjusted net income was $7.8 million in 2021, compared to an adjusted net loss of $17.8 million in 2020. Adjusted EBITDA increased to $38.1 million in 2021 from $11.5 million in 2020.
Fourth Quarter 2021 Financial Results
Total revenue increased $7.6 million in the fourth quarter of 2021, or 7.1%, to $114.8 million, compared to $107.2 million in the fourth quarter of 2020. Company-owned average unit volumes were $1.31 million compared to $1.15 million in 2020.
Comparable restaurants sales increased 11.2% system-wide, including a 9.5% increase for company-owned restaurants and a 20.8% increase for franchise restaurants. The increase was driven by an increase in both our digital and in-person channels and higher menu pricing, partially offset by temporarily reduced operating hours and temporary closures related to COVID-19.
Restaurant contribution margin decreased to 12.4% in the fourth quarter of 2021, compared to 13.6% in the fourth quarter of 2020. This decrease was primarily due to inefficiencies as a result of temporary COVID-related closures, rising wage inflation and commodity inflation pressures, in addition to one-time expenses associated with employee retention and hiring, partially offset by menu pricing increases and ongoing labor efficiencies.

The Company had a net loss of $4.7 million in the fourth quarter of 2021, compared to a net loss of $3.8 million in the fourth quarter of 2020. In the fourth quarter of 2021, the Company recognized $2.2 million of impairment charges related to four restaurants, including a $0.5 million write down of certain assets held for the sale of fifteen company-owned restaurants to a franchisee that was completed in January of 2022. In the fourth quarter of 2020, the Company recognized $1.7 million of impairment charges related to three restaurants.
Adjusted net loss was $2.5 million in the fourth quarter of 2021, compared to an adjusted net loss of $2.3 million in the fourth quarter of 2020. Adjusted EBITDA decreased by 7.3% to $4.9 million in the fourth quarter of 2021 from $5.3 million in the same period of 2020.
Liquidity Update
As of December 28, 2021, the Company had available cash and cash equivalents of $2.3 million and outstanding borrowings of $22.3 million. As of December 28, 2021, the Company had $71.8 million available for future borrowings under its revolving credit facility. The Company’s liquidity position has strengthened since the start of the pandemic which supports the Company’s strategic growth objective of new unit expansion.
Business Outlook
The Company is providing the following expectations for the fiscal year 2022:

•First quarter 2022 total revenue of $110 million to $113 million, inclusive of the impact of the Omicron variant and the recent refranchising of 15 company restaurants in California;
•First quarter 2022 comparable restaurant sales in the mid-single digits;
•Approximately 35 new restaurants system-wide in 2022, with roughly 70% of openings being company-owned; and
•Capital expenditures of $30 million to $34 million in 2022.

Based on the Company’s strategic framework and underlying momentum, the Company has updated its accelerated growth objectives, reiterating unit growth and restaurant contribution targets while increasing average unit volume expectations. These accelerated growth objectives include the following:
•System-wide unit growth of at least 10% annually beginning in 2023 on a targeted path to at least 1,500 units;
•Average unit volumes of $1.50 million by 2024, compared to prior guidance of $1.45 million by 2024; and
•Restaurant contribution margin of 20% by 2024.
The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to provide guidance for various reconciling items that are outside of the Company’s control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. A reconciliation of certain non-GAAP financial measures would also require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit thereof. None of these measures, nor their probable significance, can be reliably quantified. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”
Key Definitions

Average Unit Volumes — represents the average annualized sales of all restaurants for a given time period. AUV is calculated by dividing restaurant revenue by the number of operating days within each time period and multiplying by the number of operating days we have in a typical year. Based on this calculation, temporarily closed restaurants are excluded from the definition of AUV, however restaurants with temporarily reduced operating hours are included. This measurement allows management to assess changes in consumer traffic and per person spending patterns at our restaurants. In addition to the factors that impact comparable restaurant sales, AUV can be further impacted by effective real estate site selection and maturity and trends within new markets.
Comparable Restaurant Sales — represents year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods. This measure highlights performance of existing restaurants, as the impact of new restaurant openings is excluded. Changes in comparable restaurant sales are generated by changes in traffic, which we calculate as the number of entrées sold, or changes in per-person spend, calculated as sales divided by traffic. For fiscal years 2021 and 2020, restaurants that were temporarily closed or operating at reduced hours or dining capacity due to the COVID-19 pandemic remained in comparable restaurant sales.
Restaurant Contribution and Restaurant Contribution Margin — restaurant contribution represents restaurant revenue less restaurant operating costs, which are costs of sales, labor, occupancy and other restaurant operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are presented because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses restaurant contribution and restaurant contribution margin as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors. See “Non-GAAP Financial Measures” below.
EBITDA and Adjusted EBITDA — EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, fees, costs related to transactions and other acquisition/disposition costs, severance costs and stock-based compensation. EBITDA and Adjusted EBITDA are presented because: (i) management believes they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses them internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.
Conference Call
Noodles & Company will host a conference call to discuss its fourth quarter and fiscal year 2021 financial results on Wednesday, February 23, 2022 at 4:30 p.m. EST. The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 5296931. The replay will be available until Wednesday, March 2, 2022. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded until Wednesday, March 2, 2022.
Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, restaurant contribution and restaurant contribution margin (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, dead deal or registration statement costs, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development; and restaurant contribution and restaurant contribution margin are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, from noodles and flavors that you know and love, to new ones you’re about to discover for the first time. From indulgent Wisconsin Mac & Cheese to good-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of approximately 450 restaurants and 8,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding expectations with respect to unit growth and planned restaurant opening, projected capital expenditures, and potential volatility through 2022 due to the current staffing and supply chain environment. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, our ability to sustain our overall growth, in particular, our digital sales growth; our ability to open new restaurants on schedule and cause those newly opened restaurants to be successful; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; the success of our marketing efforts; price and availability of commodities and other supply chain challenges; our ability to adequately staff our restaurants; changes in labor costs; the extent, duration and severity of the COVID-19 pandemic; governmental and guest response to the COVID-19 pandemic; other conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; and consumer reaction to industry related public health issues and health pandemics, including the COVID-19 pandemic and perceptions of food safety. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2021	December 29, 2020	December 28, 2021	December 29, 2020
Revenue:
Restaurant revenue	$112,783	$105,330	$467,336	$388,480
Franchise royalties and fees, and other	2,017	1,838	7,816	5,175
Total revenue	114,800	107,168	475,152	393,655
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	29,166	26,573	117,894	97,697
Labor	37,494	33,792	145,622	126,424
Occupancy	11,362	11,314	45,956	46,787
Other restaurant operating costs	20,787	19,347	83,603	71,208
General and administrative	11,441	11,461	47,535	42,876
Depreciation and amortization	5,599	5,436	22,333	21,709
Pre-opening	319	60	665	443
Restaurant impairments, closure costs and asset disposals	2,980	2,557	5,727	6,540
Total costs and expenses	119,148	110,540	469,335	413,684
(Loss) income from operations	(4,348)	(3,372)	5,817	(20,029)
Interest expense, net	368	436	2,082	3,146
(Loss) income before income taxes	(4,716)	(3,808)	3,735	(23,175)
Provision for income taxes	22	11	70	84
Net (loss) income	$(4,738)	$(3,819)	$3,665	$(23,259)
(Loss) earnings per share, combined
Basic	$(0.10)	$(0.09)	$0.08	$(0.53)
Diluted	$(0.10)	$(0.09)	$0.08	$(0.53)
Weighted average common shares outstanding
Basic	45,688,836	44,373,832	45,483,029	44,272,474
Diluted	45,688,836	44,373,832	46,125,386	44,272,474

Noodles & Company
Consolidated Statements of Operations as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2021	December 29, 2020	December 28, 2021	December 29, 2020
Revenue:
Restaurant revenue	98.2%	98.3%	98.4%	98.7%
Franchise royalties and fees, and other	1.8%	1.7%	1.6%	1.3%
Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	25.9%	25.2%	25.2%	25.1%
Labor	33.2%	32.1%	31.2%	32.5%
Occupancy	10.1%	10.7%	9.8%	12.0%
Other restaurant operating costs	18.4%	18.4%	17.9%	18.3%
General and administrative	10.0%	10.7%	10.0%	10.9%
Depreciation and amortization	4.9%	5.1%	4.7%	5.5%
Pre-opening	0.3%	0.1%	0.1%	0.1%
Restaurant impairments, closure costs and asset disposals	2.6%	2.4%	1.2%	1.7%
Total costs and expenses	103.8%	103.1%	98.8%	105.1%
(Loss) income from operations	(3.8)%	(3.1)%	1.2%	(5.1)%
Interest expense, net	0.3%	0.4%	0.4%	0.8%
(Loss) income before income taxes	(4.1)%	(3.6)%	0.8%	(5.9)%
Provision for income taxes	—%	—%	—%	—%
Net (loss) income	(4.1)%	(3.6)%	0.8%	(5.9)%
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(1)As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	December 28, 2021	December 29, 2020
Balance Sheet Data
Total current assets	$22,562	$23,714
Total assets	341,459	353,631
Total current liabilities	76,582	58,129
Total long-term debt	18,931	40,949
Total liabilities	303,826	323,932
Total stockholders’ equity	37,633	29,699

	Fiscal Quarter Ended
	December 28, 2021	September 28, 2021	June 29, 2021	March 30, 2021	December 29, 2020
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	372	374	374	372	378
Franchise restaurants at end of period	76	76	77	76	76
Revenue Data:
Company-owned average unit volumes	$1,310	$1,377	$1,350	$1,170	$1,148
Franchise average unit volumes	$1,320	$1,347	$1,240	$1,142	$1,073
Company-owned comparable restaurant sales	9.5%	15.3%	55.7%	10.5%	(4.2)%
Franchise comparable restaurant sales	20.8%	21.0%	63.8%	11.7%	(7.9)%
System-wide comparable restaurant sales	11.2%	16.3%	56.8%	10.7%	(4.7)%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2021	December 29, 2020	December 28, 2021	December 29, 2020
Net (loss) income	$(4,738)	$(3,819)	$3,665	$(23,259)
Depreciation and amortization	5,599	5,436	22,333	21,709
Interest expense, net	368	436	2,082	3,146
Provision for income taxes	22	11	70	84
EBITDA	$1,251	$2,064	$28,150	$1,680
Restaurant impairments, closure costs and asset disposals	2,980	2,557	5,727	6,540
Fees and costs related to the registration statements and related transactions	—	—	—	162
Severance costs	—	82	—	536
Stock-based compensation expense	681	593	4,271	2,554
Adjusted EBITDA	$4,912	$5,296	$38,148	$11,472
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2021	December 29, 2020	December 28, 2021	December 29, 2020
Net (loss) income	$(4,738)	$(3,819)	$3,665	$(23,259)
Restaurant impairments, divestitures and closure costs (1)	2,274	1,599	4,209	4,715
Severance costs (2)	—	82	—	536
Fees and costs related to transactions and other acquisition/disposition costs (3)	—	—	—	162
Tax effect of adjustments (4)	(43)	(203)	(79)	20
Adjusted net (loss) income	$(2,507)	$(2,341)	$7,795	$(17,826)

(Loss) earnings per share
Basic	$(0.10)	$(0.09)	$0.08	$(0.53)
Diluted	$(0.10)	$(0.09)	$0.08	$(0.53)
Adjusted (loss) earnings per share (5)
Basic	$(0.05)	$(0.05)	$0.17	$(0.40)
Diluted	$(0.05)	$(0.05)	$0.17	$(0.40)
Weighted average common shares outstanding (5)
Basic	45,688,836	44,373,832	45,483,029	44,272,474
Diluted	45,688,836	44,373,832	46,125,386	44,272,474
_____________________________
Adjusted net (loss) income is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. We define adjusted net (loss) income as net income (loss) plus the impact of adjustments and the tax effects of such adjustments. Adjusted net (loss) income is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net (loss) income as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(1)    Reflects the adjustment to eliminate the impact of impairing restaurants, divestiture costs and ongoing closure costs recognized in 2021 and 2020. Both periods include ongoing closure costs from restaurants closed in previous years. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Consolidated Statements of Operations.
(2)    Reflects the adjustment to eliminate severance costs.
(3)    Reflects the adjustments to eliminate the expenses related to certain corporate transactions in 2020.
(4)    Reflects the tax impact of the other adjustments discussed in (1) through (3) above using the estimated annual effective tax rate. Note that the amounts in 2020 have been adjusted to reflect the respective effective tax rate.
(5)    Adjusted per share amounts are calculated by dividing adjusted net (loss) income by the basic and diluted weighted average shares outstanding.

Noodles & Company
Reconciliation of Operating (Loss) Income to Restaurant Contribution
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2021	December 29, 2020	December 28, 2021	December 29, 2020
(Loss) income from operations	$(4,348)	$(3,372)	$5,817	$(20,029)
Less: Franchising royalties and fees	2,017	1,838	7,816	5,175
Plus: General and administrative	11,441	11,461	47,535	42,876
Depreciation and amortization	5,599	5,436	22,333	21,709
Pre-opening	319	60	665	443
Restaurant impairments, closure costs and asset disposals	2,980	2,557	5,727	6,540
Restaurant contribution	$13,974	$14,304	$74,261	$46,364

Restaurant contribution margin	12.4%	13.6%	15.9%	11.9%
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Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are non-GAAP measures that are neither required by, nor presented in accordance with GAAP, and the calculations thereof may not be comparable to similar measures reported by other companies. These measures are supplemental measures of the operating performance of our restaurants and are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures.

Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Management does not consider these measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, management believes that restaurant contribution and restaurant contribution margin are important tools for investors and other interested parties because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses these measures as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors.